ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-1
$ 209,433,212 6.50% Auto Receivables Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97           0           0           0    0.00%            0    0.00%
 Feb-97           0           0           0    0.00%            0    0.00%
 Mar-97           0           0           0    0.00%            0    0.00%
 Apr-97   6,002,796   1,134,430           0    0.00%    3,819,539    1.88%
 May-97   5,392,940   1,101,915       1,923    0.01%    5,280,352    2.67%
 Jun-97   4,856,238   1,072,703      47,773    0.30%    8,209,953    4.25%
 Jul-97   5,778,138   1,046,398     171,932    1.10%    9,016,003    4.81%
 Aug-97   5,741,349   1,015,100     472,703    3.12%    9,878,922    5.43%
 Sep-97   5,883,961     984,001     516,050    3.52%   10,723,822    6.09%
 Oct-97   5,997,970     952,130     769,107    5.41%   11,090,540    6.50%
 Nov-97   6,209,324     919,641     667,718    4.87%   11,296,032    6.86%
 Dec-97   5,893,391     886,007     923,426    6.96%   11,101,895    6.97%
        ____________ ___________ ___________
 Totals  51,756,106   9,112,325   3,570,631

  ** The date represents the month of the Distribution date, the informat is from activity of the previous month.